                                                                 EXHIBIT 11

                                KNOLL, INC.

              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                               PRO FORMA
                                                              AS ADJUSTED
                                                              YEAR ENDED
                                                           DECEMBER 31, 1996
                                                         ---------------------
                                                         (IN THOUSANDS, EXCEPT
                                                            PER SHARE DATA)
   Net income before extraordinary item.................        $21,743
   Adjustment of interest expense for assumed repayment
    of debt net of tax effect...........................          4,422
                                                                -------
   Net income as adjusted before extraordinary item.....        $26,165
   Extraordinary loss on early extinguishment of debt...         (5,159)
   Pro forma net income as adjusted.....................        $21,006
                                                                =======
   Common stock outstanding during the period...........          2,323
   Dilutive effect of stock options computed in
    accordance with the treasury stock method as
    required by SAB 83..................................             95
   Conversion of preferred shares into common shares
    upon completion of IPO..............................          8,740
                                                                -------
                                                                 11,158
   Adjust for 3.13943 for stock split...................        3.13943
                                                                -------
                                                                 35,030
   Shares issued in connection with the IPO.............          8,000
                                                                -------
   Weighted average number of common shares
    outstanding.........................................         43,030
   Pro forma as adjusted net income per share before
    extraordinary item..................................        $  0.61
   Extraordinary loss per share from early
    extinguishment of debt..............................          (0.12)
   Pro forma as adjusted net income per share...........           0.49